UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2012

NOBLE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

100 Glenborough Drive, Suite 100 Houston, Texas		77067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 872-3100

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

Noble Energy, Inc. (the “Company”) held its annual meeting of stockholders on Tuesday, April 24, 2012 at 9:30 a.m. central time in The Woodlands, Texas. Holders of an aggregate of 178,775,774 shares of the Company’s common stock at the close of business on March 6, 2012, were entitled to vote at the meeting, of which 165,161,598, or approximately 92.38% of the eligible voting shares were represented in person or by proxy. The certified results of the matters voted upon at the meeting, which are more fully described in the Company’s annual proxy statement, are as follows:

Proposal #1 – To elect the nine nominees named in the proxy statement as members of the Company’s Board of Directors:

Name	For	Against	Abstain	Broker Non-Vote
Jeffrey L. Berenson	155,237,728	3,083,963	41,434	6,798,473
Michael A. Cawley	156,147,635	2,187,104	28,386	6,798,473
Edward F. Cox	154,290,196	4,045,041	27,888	6,798,473
Charles D. Davidson	154,409,243	3,920,776	33,106	6,798,473
Thomas J. Edelman	154,915,650	3,417,043	30,432	6,798,473
Eric P. Grubman	157,142,514	1,176,706	43,905	6,798,473
Kirby L. Hedrick	155,263,116	3,057,656	42,353	6,798,473
Scott D. Urban	157,187,223	1,134,095	41,807	6,798,473
William T. Van Kleef	157,185,325	1,135,875	41,925	6,798,473

Proposal #2 – To ratify the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year 2012:

For	Against	Abstain
163,557,335	1,463,133	141,130

Proposal #3 – To approve, in a nonbinding advisory vote, the compensation of the Company’s named executive officers:

For	Against	Abstain	Broker Non-Vote
144,026,353	14,211,187	125,185	6,798,873

Proposal #4 – To approve an amendment to the Company’s Certificate of Incorporation to (i) increase the number of authorized shares of common stock from 250 million shares to 500 million shares and (ii) reduce the par value of the Company’s common stock from $3.33 1/3 per share to $0.01 per share:

For	Against	Abstain	Broker Non-Vote
143,551,263	21,439,754	139,731	30,850

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date: April 25, 2012	By:	/s/ Arnold J. Johnson
Arnold J. Johnson
Senior Vice President, General Counsel & Secretary